Exhibit 10.27

EPOCRATES, INC.
2008 EQUITY INCENTIVE PLAN

OPTION GRANT NOTICE

        Epocrates, Inc. (the "Company"), pursuant to its 2008 Equity Incentive Plan (the "Plan"), hereby grants to Optionholder an option to purchase the number of shares of the Company's Common Stock set forth below. This option is subject to all of the terms and conditions as set forth herein and in the Option Agreement, the Plan, and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety.

Optionholder:
Date of Grant:
Vesting Commencement Date:
Number of Shares Subject to Option:
Exercise Price (Per Share):
Total Exercise Price:
Expiration Date:

Type of Grant	Nonstatutory Stock Option.
Exercise Schedule:	Same as Vesting Schedule.
Vesting Schedule:	Shares subject to the Option shall vest in accordance with the terms set forth on Schedule A.
Payment:	By one or a combination of the following items (described in the Option Agreement):
	☒	By cash or check
	☒	Pursuant to a Regulation T Program if the Shares are publicly traded
	☒	By delivery of already-owned shares if the Shares are publicly traded
	☒	By net exercise, if the Company has established procedures for net exercise

        Additional Terms/Acknowledgements:    The undersigned Optionholder acknowledges receipt of, and understands and agrees to, this Option Grant Notice, the Option Agreement, and the Plan. Optionholder further acknowledges that as of the Date of Grant, this Option Grant Notice, the Option Agreement, and the Plan set forth the entire understanding between Optionholder and the Company regarding the acquisition of stock in the Company and supersede all prior oral and written agreements on that subject with the exception of (i) options previously granted and delivered to Optionholder under the Plan, and (ii) the following agreements only:

OTHER AGREEMENTS:	None

EPOCRATES, INC.		[ ]
By:	Signature	Signature
Title:		Date:
Date:
ATTACHMENTS: Option Agreement, 2008 Equity Incentive Plan and Notice of Exercise

SCHEDULE A

2010 PERFORMANCE-BASED STOCK OPTION GRANT NOTICE

Shares subject to Performance Based Option	Weight Value	100% Payout	125% Payout
2010 Bookings	[ ]	[ ]	[ ]
2010 Revenue	[ ]	[ ]	[ ]
EBITDA	[ ]	[ ]	[ ]
Launch of beta test of EHR product	[ ]	[ ]	[ ]

Total	[ ]	[ ]	[ ]

        The Epocrates, Inc. (the "Company") 2010 bookings ("Bookings"), 2010 revenue ("Revenue") and earnings before interests, taxes, depreciation and amortization, as adjusted for certain non-cash items in accordance with the Company's business plan and as determined by the Audit Committee of the Board ("EBITDA") goals are as set forth below on Table A below. The goals in connection with the launch of the beta test of the EHR product will be determined at the sole discretion by the Board or Compensation Committee of the Board ("Beta Test," and together with the Bookings, Revenue and EBITDA, the "Metrics").

Table A

BOOKINGS			REVENUE			EBITDA
% of Plan	2010 Plan (in $M)	Payout %	% of Plan	2010 Plan (in $M)	Payout %	% of Plan	2010 Plan (in $M)	Payout %
≤ 75%	74.8	0%	≤ 90%	90.7	0%	≤ 70%	15.7	0%
100%	99.7	100%	100%	100.8	100%	100%	22.4	100%
≥ 105%	104.7	125%	≥ 105%	105.8	125%	≥ 115%	25.7	125%

        On the date the 2010 financial results for the Company are available and the Compensation Committee of the Board determines, in its sole discretion, (i) the percentage of plan achieved by the Company for each of the Metrics (the "Payout Determination Date") and (ii) the corresponding number of shares ("Milestone Shares") achieved with each of the Metrics (prorated in the event performance falls between points on Table A and with respect to the Beta Test, at the sole discretion of the Board or Compensation Committee of the Board, and rounded to the nearest whole number). Each of the above Metrics will be assigned its own weight value in determining the Milestone Shares. The Milestone Shares shall be subject to vesting at the rate of 1/36th of the Milestone Shares per month commencing on January 1, 2011 (the "Vesting Commencement Date"); provided, however, that vesting will cease upon the termination of Optionholder's Continuous Service. For the avoidance of doubt, any shares that would have vested in connection with this vesting schedule between the Vesting Commencement Date and the Payout Determination Date will first vest on the Payout Determination Date. The balance of the shares granted but not included in the Milestone Shares shall revert to and again become available for issuance under the 2008 Equity Incentive Plan. Further, no shares subject to the Option are exercisable until the Payout Determination Date.

        For example, in order for Optionholder to achieve vesting of the number of shares specified at the 100% Payout level in the table above, the Company must achieve 100% of plan for Bookings, Revenue and EBITDA, such that [            ] Milestone Shares will commence vesting for each of Bookings, Revenue and EBITDA on the Payout Determination Date and the Board must determine in its sole discretion that 100% of plan for the goals in connection with the Beta Test was achieved, such that [                        ] Milestone Shares will commence vesting on the Payout Determination Date. The Milestone Shares shall be subject to continued vesting at the rate of 1/36th of the Milestone Shares per month commencing effective on the Vesting Commencement Date. The balance of the shares not included in the Milestone Shares shall revert to and again become available for issuance under the 2008 Equity Incentive Plan.

        In the event, the Company achieves 75% of plan or less for Bookings, 90% of plan or less for Revenue and 70% of plan or less for EBITDA and the Board or Compensation Committee of the Board determines in its sole discretion that less than 100% of plan for the goals in connection with the Beta Test is achieved, the Optionholder will not vest any of the shares for any of the Metrics, no shares will vest on the Payout Determination Date and all the Shares shall revert to and again become available for issuance under the 2008 Equity Incentive Plan.

        Similarly, in the event the Company achieves 105% of plan or greater for Bookings and Revenue and 115% of plan or greater for EBITDA, the Optionholder will commence vesting as to 125% of [                        ] Milestone Shares, or [                        ] Milestone Shares for each of Bookings, Revenue and EBITDA, such that an aggregate of [                        ] Milestone Shares will commence vesting on the Payout Determination Date, and the Board or Compensation Committee of the Board determines in its sole discretion that 125% of plan of goals in connection with the Beta Test is achieved, such that [                        ] Milestone Shares will commence vesting on the Payout Determination Date. Such Milestone Shares shall be subject to continued vesting at the rate of 1/36th of the Milestone Shares per month commencing effective on the Vesting Commencement Date.